Exhibit 99.1

IMS Health Announces Pricing of Senior Notes to Finance Proposed Acquisition of Cegedim’s CRM and Strategic Data Businesses

DANBURY, Conn.--(BUSINESS WIRE)--March 19, 2015--IMS Health Holdings, Inc. (NYSE:IMS) today announced the pricing of its offering of €275 million in gross proceeds of senior notes to be issued by its wholly-owned subsidiary, IMS Health Incorporated. The net proceeds from the notes offering will be used to fund a portion of the purchase price for IMS Health’s previously announced proposed acquisition of certain customer relationship management and strategic data businesses of Cegedim, SA and for related fees and expenses.

The notes will bear interest at a rate of 4.125% and will pay interest semi-annually in arrears on October 1 and April 1 of each year beginning on October 1, 2015. The notes will mature on April 1, 2023.

Certain statements in this press release, including statements about the expected closing of the notes offering, are forward-looking statements. Matters subject to these statements involve a number of risks, uncertainties and other factors, which may cause events or the timing of events to be materially different from those expressed or implied by the forward looking statements. Factors that could cause or contribute to such differences include potential changes in market conditions or other factors that could cause a delay in or failure to consummate the notes offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The notes are being offered only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933 and outside the United States only to non-U.S. investors pursuant to Regulation S.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. By applying sophisticated analytics and proprietary application suites hosted on the IMS One™ intelligent cloud, the company connects more than 10 petabytes of complex healthcare data on diseases, treatments, costs and outcomes to help its clients run their operations more efficiently. More than 10,000 employees drive results for over 5,000 healthcare clients across 100 countries, drawing on information from 100,000 suppliers and insights from more than 55 billion healthcare transactions processed annually. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

CONTACT:
IMS Health
Tom Kinsley, +1.203.448.4691
Investor Relations
tkinsley@imshealth.com
or
Tor Constantino, +1.484.567.6732
Media Relations
tconstantino@us.imshealth.com